EXHIBIT 21.1

Subsidiaries of Support.com, Inc.

Name of Subsidiary	State or Jurisdiction in which Incorporated or Organized
Domestic Subsidiaries
Support.com Gift Cards, Inc.	California
SDC Software, Inc.	Delaware

Foreign Subsidiaries
SupportSoft Belgium BVBA	Belgium
SupportSoft Canada Inc.	Canada
YourTechOnline.com Inc.	Canada
SupportSoft GmbH	Germany
Support.com India Pvt Ltd	India
SupportSoft España, S.L.	Spain
Support.com Limited	UK
Support.com Mexico, S. de R.L. de C.V.	Mexico
Support.com Servicios, S. de R.L. de C.V.	Mexico